Exhibit 10.26A
AMENDMENT TO THE TAYLOR CAPITAL GROUP, INC. SENIOR OFFICER CHANGE IN CONTROL SEVERANCE PLAN
Effective August 18, 2014 the Taylor Capital Group, Inc. Senior Officer Change in Control Severance Plan (the “Plan”) is amended as follows:
1.    Subsection (c) of Article II is restated and new subsections (t) and (u) are added to Article II as follows:
(c)    “Bank” means MB Financial Bank NA, a wholly owned subsidiary of the Company.
(t)    “Company” means MB Financial, Inc.
(u)    “Committee” means MB 401(k) Profit Sharing Plan and Deferred Compensation Plan Committee, or such other committee or individuals designated by the Company.
2.    Wherever the term “Group Senior Vice President of Human Capital of the Company” appears in Section 4.4 of the Plan (Mitigation; Release) it shall be replaced with “Executive Vice President, Administration of MB Financial Bank NA”.
3.    Section 6.1 of the Plan is restated as follows
6.1    Amendment or Termination. The Committee or its designee may amend or terminate this Plan at any time, including amending employees’ eligibility to participate or to continue participating in the Plan; provided, that this Plan may not be amended or terminated in a manner that reduces the amounts or types of benefits made available under the Plan or otherwise materially adversely affects the rights of Participants under the Plan as of the date of the amendment or termination without two (2) years’ advance written notice of such amendment or termination (including modifying the eligibility of employees who are already Participants to participate in the Plan).
4.    Section 6.2 of the Plan is restated as follows:
6.2    Procedures for Extension, Amendment or Termination. Any amendment or termination of the Plan shall be by a resolution of the Committee or by an officer of the Company duly authorized by the Committee.
5.    Section 7.11 of the Plan is restated as follows:
7.11    Action by Company or Bank. Any action required or permitted to be taken by the Company or Bank under the Plan shall be by resolution of the Committee or by an officer of the Company authorized by the Committee.
6.    A new Section 7.17 is added to the Plan as follows:
7.17    Claims Procedures. Prior to initiating arbitration under Section 7.3, a Participant must exhaust all his or her administrative remedies available under this Section 7.17. It is not necessary that a Participant apply for benefits under the Plan (except for COBRA under subsection 4.5 above). However if a Participant wishes to file a claim for benefits, such claim must be in writing and filed with the Committee within 90 days after the date such Participant should have received such benefits. If a claim is denied, the Committee will furnish the claimant with written notice of its decision, setting forth the specific reasons for the denial, references to the Plan provisions on which the denial is based, additional information necessary to perfect the claim, if any, and a description of the procedure for review of the denial. A claimant may request a review of the denial of a claim for benefits by filing a written application with the Committee within 60 days after he or she receives notice of the denial. Such a claimant is entitled to review pertinent Plan documents and submit written issues and comments to the Committee. The Committee, within a reasonable time after it receives a request for review, will furnish the claimant with written notice of its decision, setting forth the specific reasons for the decision and references to the pertinent Plan provisions on which the decision is based.